Exhibit 10.23

SECOND AMENDMENT TO WASTE DISPOSAL AGREEMENT

THIS SECOND AMENDMENT TO WASTE DISPOSAL AGREEMENT (this “Amendment”), dated as of December 22, 2015 (the “Effective Date”), is by and between Scrubgrass Generating Company, L.P. (“Scrubgrass”) and. Coal Valley Sales, LLC (f/k/a Coal Valley Sales Corporation) (“Operator”).

WITNESSETH

WHEREAS, Scrubgrass and Operator are parties to that certain Waste Disposal Agreement, dated as of February 12, 2002, amended by letter agreement dated February 22, 2010 and extended by a facsimile transmission dated June 13, 2011(the “Waste Disposal. Agreement”);

WHEREAS, Scrubgrass and Operator desire to amend the terms of the Waste Disposal Agreement as provided herein.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Waste Disposal Agreement.

2.Termination of Letter Amendment. Scrubgrass and Operator hereby terminate the letter agreement dated February 22, 2010 which amended the Waste Disposal Agreement, except that each party will remain obligated to the other for payment with respect to services performed prior to the effective time of termination, which payment shall be made pursuant to the terms of the Waste Disposal Agreement as amended by this Amendment.

3.Amendments.

(a)Amendment to Section 2.1. Scrubgrass and Operator hereby agree to amend Section 2.1 of the Waste Disposal Agreement by deleting it in its entirety and replacing it with the following:

“2.1 Right to Waste Coal: Right of First Offer for Other Coal.

(a)Operator shall provide SCRUBGRASS with Waste Coal for the Facility and hereby grants to SCRUBGRASS the right to remove or have removed any and all Waste Coal now in or hereafter placed on the Stockpiles during the term of this Agreement up to an amount equal to SCRUBGRASS’s requirements for Waste Coal. The parties estimate that the Stockpiles contain the quantities of Waste Coal set forth on Exhibit H.

(b)Operator hereby grants to SCRUBGRASS a right of first refusal with respect to the exclusive right to remove or have removed any and all Waste Coal now in or hereinafter placed on the Waste Coal supplies listed in Exhibit H over which Operator obtains control and any other Waste Coal supplies in western Pennsylvania over which Operator obtains control. Upon obtaining control over any such Waste Coal supply,

Operator shall promptly supply a written notice setting forth the location of such supply together with the information required by Section 2.8. SCRUBGRASS shall have ninety (90) days from the receipt of such notice to elect in writing to exercise its right to first refusal and to have such Waste Coal supply added to Exhibit A hereto and to Exhibit A to the Security Agreement SCRUBGRASS shall have no obligation to exercise its right of first refusal with respect to any of the Waste Coal supplies listed on Exhibit H or any other Waste Coal supplies over which Operator gains control.

(c)SCRUBGRASS hereby grants to Operator a right of first offer with respect to the exclusive right to supply coal other than Waste Coal to SCRUBGRASS for the Facility during the term of this Agreement. If Scrubgrass desires a supply of coal other than Waste Coal for the Facility, then it shall provide written notice to Operator detailing the terms of such supply and, if Operator desires to exercise its right of first offer, then Operator shall have fifteen (15) days to provide a binding written offer to SCRUBGRASS including the supply terms it is willing to accept, including, without limitation, financial terms. SCRUBGRASS shall have thirty (30) days from the receipt of such written offer to accept the binding offer without changes and/or to negotiate the terms of such supply with Operator. If SCRUBGRASS declines to accept such binding offer and is otherwise unable to reach agreement with Operator on the terms of the supply of coal other than Waste Coal for the Facility, then SCRUBGRASS shall be free to seek supplies of coal other than Waste Coal for the Facility from other sources.”

(b)Amendment to Section 2.3. Scrubgrass and Operator hereby agree to amend Section 23 of the Waste Disposal Agreement by deleting It in its entirety and replacing it with the following:

“2.3 Minimum Take.

(a)Beginning in the Calendar Year 2015 and in each Calendar Year thereafter, SCRUBGRASS shall take, and Operator shall deliver, at least two hundred thousand (200,000) tons (the “Minimum Take”) of Waste Coal from the Stockpiles, so long as there is a sufficient quantity of Waste Coal meeting the Average Quality Characteristics available from the Stockpiles.

(b)The parties acknowledge that no payment is being made for the Waste Coal to be disposed of hereunder.”

(c)New Section 3.8. Scrubgrass and Operator hereby agree to amend the Waste Disposal Agreement by adding a new Section 3.8 as follows:

“Section 3.8 Russellton Pile.

(a)Except as otherwise provided herein, Operator is relieved of its obligations under this Agreement related to mining, processing, loading and otherwise handling Waste Coal and unloading and properly disposing of Ash with respect to the Russellton Pile identified on Exhibit H (the “Russellton Pile”).

(b)SCRUBGRASS assumes all of Operator’s obligations under the Agreement related to mining, processing, loading and otherwise handling Waste Coal and unloading and properly disposing of ash with respect to the Russellton Pile. Without relieving Operator of any of its obligations under the Agreement, SCRUBGRASS assumes all comprehensive general liability insurance, comprehensive automobile liability insurance and workers’ compensation and employer’s liability insurance obligations under the Agreement with respect to the Russellton Pile. SCRUBGRASS also agrees that it will be the designated site operator at the Russellton Pile and will be responsible for complying with all state and federal agency requirements and regulations.

(c)In addition to Waste Coal for its own plant, SCRUBGRASS agrees to mine, process, load and otherwise handle Waste Coal and Waste Coal products (such as fines, slurry, gob or blends thereof) for other customers of Operator from the Russellton Pile, which orders are approximately 20,000 tons per month, For this work, SCRUBGRASS shall be paid by Operator an all-inclusive fee of $ ____ per net ton of 2,000 pounds of Waste Coal or Waste Coal products loaded onto the trucks of such customers which fee shall be increased by 3.5% on January 1, 2016 and on each January 1 thereafter.

(d)In the event SCRUBGRASS should stop or substantially reduce production at the Russellton Pile or materially fail to properly process an order for another of Operator’s customers as provided in this letter amendment, Operator shall have the right to replace SCRUBGRASS with another operator (including itself) upon at least five (5) days written notice to SCRUBGRASS and upon any such replacement the provisions of this Section 3.8 shall automatically terminate.

(e)SCRUBGRASS shall have the right, in its sole discretion, to terminate the provisions of this Section 3.8 upon at least one hundred eighty (180) days written notice to Operator,”

(d)Amendment to Section 4.1. Scrubgrass and Operator hereby agree to amend Section 4.1 of the Waste Disposal Agreement by deleting it in its entirety and replacing it with the following:

“Section 4.1Intentionally Deleted.”

(e)Amendment to Section 4.2. Scrubgrass and Operator hereby agree to amend Section 4.2 of the Waste Disposal Agreement by deleting it in its entirety and replacing it with the following:

“Section 4.2Intentionally Deleted.”

(f)Amendment to Section 4.3. Scrubgrass and Operator hereby agree to amend Section 4.3 of the Waste Disposal Agreement by deleting it in its entirety and replacing it with the following:

“Section 4.3 Intentionally Deleted.”

(g)Amendment to Section 5.1. Scrubgrass and Operator hereby agree to amend Section 5.1 of the Waste Disposal Agreement by deleting it in its entirety and replacing it with the following:

“Section 5.1 Handling Fee.

(a)SCRUBGRASS shall pay Operator a management, handling, loading and unloading fee for all services provided hereunder with respect to the Waste Coal from the Russellton Pile and the Ash equal to $6.07 per ton of Waste Coal loaded onto SCRUBGRASS’s trucks, which fee shall be increased by 3.5% on January 1, 2017 and on each January 1 thereafter (the “Base Handling Fee”); provided that for each ton of Waste Coal in excess of the Minimum Take loaded onto SCRUBGRASS’s trucks in any Calendar Year the Handling Fee shall be $1.00 per ton (the “Reduced Handling Fee”). The Base Handling Fee and the Reduced Handling Fee, as applicable, may each be referred to herein as the “Handling Fee.” On or before July 31, 2017 and on or before July 31 of each Calendar Year thereafter, either party may give notice to the other party to renegotiate the Reduced Handling Fee for the subsequent Calendar Year. If the parties have not agreed on a new Reduced Handling Fee by November 1 of the then current Calendar Year, then there shall be no Reduced Handling Fee applicable for any succeeding Calendar Year and the Handling Fee for all of the Waste Coal loaded onto SCRUBGRASS is trucks during any succeeding Calendar Year shall be equal to the Base Handling Fee.

(b)To the extent SCRUBGRASS is not providing or has not provided services with respect to the Russellton Pile pursuant to Section 3,8(a), SCRUBGRASS shall pay Operator an additional management, handling, loading and unloading fee for all services provided hereunder with respect to the Waste Coal from the Russellton Pile and the Ash equal to $2.00 per ton of Waste Coal loaded onto SCRUBGRASS’s trucks, which fee shall be increased by 3.5% on January I, 2017 and on each January 1 thereafter (the “Additional Handling Fee”).

(c)The amount of the Handling Fee and any Additional Handling Fee payable to Operator shall be determined on the basis of the actual aggregate quantities of Waste Coal loaded onto SCRUBGRASS’s trucks during the Calendar Year and shall be paid in accordance with Section 5.4 of this Agreement.

(d)The Handling Fee and the Additional Handling Fee, if any, shall be the sole compensation paid to the Operator for all activities, including without limitation, environmental compliance, excavation, loading of Waste Coal and unloading of Ash, Ash disposal and site reclamation.”

(h)New Section 5.4. Scrubgrass and Operator hereby agree to amend the Waste Disposal Agreement by adding a new Section 5.4 as follows:

“Section 5.4 Payment of Handling Fee: Minimum Payment.

(a)Operator shall submit two invoices each month. The first invoice shall be for the billing period from the first day through the fifteenth day of the month. The second invoice shall be for the billing period from the sixteenth day to the end of the month. All invoices shalt be submitted by Operator within ten business days of the end of the billing period. The undisputed net amount due under the invoice shall be paid within forty-five (45) days after SCRUBGRASS’s receipt of such invoice, together with a detailed calculation of the total net amount due. Each invoice shall include the following:

(i)One twenty-fourth (1/24th) of the amount equal to the Base Handling Fee multiplied by the Minimum Take, irrespective of the amount of Waste Coal loaded onto SCRUBGRASS’s trucks in the current billing period.

(ii)If the aggregate amount of Waste Coal loaded onto SCRUBGRASS’s trucks in the current Calendar Year exceeds the Minimum Take, then an. amount equal to the Reduced Handling Fee (or the Base Handling Fee, if there is no Reduced Handling Fee in effect for the current billing period) multiplied by the number of tons of Waste Coal loaded onto SCRUBGRASS’S trucks in the current billing period to the extent that such tons, when added to the aggregate amount of Waste Coal loaded onto SCRUBGRASS’s trucks in the current Calendar Year, are in excess of the Minimum Take.

(iii)The amount due to Operator, if any, under Section 5.1(b) in respect of the Additional Handling for Waste Coal loaded onto SCRUBGRASS’S trucks in the current billing period.

(iv)The amount due, if any, to SCRUBGRASS under Section 3.8(c) in respect of Waste Coal or Waste Coal products loaded by SCRUBGRASS onto the trucks of customers of Operator.

(c)The parties hereby acknowledge and agree that all amounts paid by SCRUBGRASS pursuant to Section 5.4(a)(i) are deemed to be payments of the Handling Fee in respect of the Minimum Take for the applicable Calendar Year.”

(i)Amendment to Section 6.1. Scrubgrass and Operator hereby agree to amend the Waste Disposal Agreement by adding a new Section 6.1 as follows:

“6.1 Basic Term. This Agreement shall commence on the date of executed and delivery, and shall expire on December 31, 2020, unless otherwise terminated or extended in accordance with the provisions of this Agreement.”

(j)Amendment to Exhibit C. Scrubgrass and Operator hereby agree to amend Exhibit C to the Waste Disposal Agreement by deleting it in its entirety.

(k)Amendment to Exhibit H. Scrubgrass and Operator hereby agree to amend Exhibit H to the Waste Disposal Agreement by deleting it in its entirety and replacing it with Exhibit H attached to this Amendment.

4.Continuing Eftect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Waste Disposal Agreement are and shall remain in full force and effect. The amendments contained herein shall not constitute an amendment or waiver of any other provision of the Waste Disposal Agreement or for any purpose except as expressly set forth herein. The parties shall preserve all rights, remedies, powers and privileges under the Waste Disposal Agreement.

5.Counterparts. This Amendment may be executed in two (2) or mare counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Amendment by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

6.Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate nor render unenforceable such provision in any other jurisdiction.

7.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

8.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

SCRUBGRASS:

SCRUBGRASS GENERATING COMPANY, L.P.

By:	/s/ Warren MacGillivray
Name:	Warren MacGillivray
Title:	Vice President

OPERATOR:

COAL VALLEY SALES, LLC

By:	/s/ William B. Spence
Name:	William B. Spence
Title:	President

Signature Page to Second Amendment to Waste Disposal Agreement

EXHIBIT H

STOCKPILES

Russellton Pile

Location — Allegheny County, Pennsylvania

Estimated Reserves — 12,000,000 tons (as of February 22, 2010)

Total Tons Committed to Scrubgrass by Operator — 7,500,000 tons (minus total shipments from the Renton Pile and the Cadogan Pile as of February 22, 2010)

Waste Coal Quality — in accordance with Article IV Section 4.1 as specified in Exhibit C.